Exhibit 3.39

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:00 PM 09/18/2009
FILED 04:51 PM 09/18/2009
RV 090868101 - 4732522 FILE

CERTIFICATE OF FORMATION

OF

QUALITY TECHNOLOGY SERVICES LENEXA II, LLC

This Certificate of Formation of Quality Technology Services Lenexa II, LLC, dated as of September 17, 2009, has been duly executed and is being filed by Shirley E. Goza, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.).

FIRST:           The name of the limited liability company is Quality Technology Services Lenexa II, LLC (the “LLC”).

SECOND:      The address of the LLC’s registered office in the State of Delaware is c/o Capitol Services, Inc., 615 South DuPont Highway, Dover, Kent County, Delaware 19901. The name of the LLC’s registered agent for service of process in the State of Delaware at such address is Capitol Services, Inc.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Quality Technology Services Lenexa II, LLC as of the date first written above.

By:	/s/ Shirley E. Goza
Shirley E. Goza
Authorized Person